Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (File Nos. 333-86408, 333-105921, and 333-112847) Form S-8 (File Nos. 333-48796, 333-63072, 333-63074, 333-103081 and 333-103082) of Vicuron Pharmaceuticals Inc. of our report dated March 8, 2004 relating to the financial statements, which appears in this Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
Philadelphia, PA
March 11, 2004